As filed with the Securities and Exchange Commission on October 7, 2014

Registration No. 333-198311

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FTI Consulting, Inc.

(Exact name of registrant as specified in its charter)

Maryland	52-1261113
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1101 K Street NW Washington, D.C.	20005
(Address of Principal Executive Offices)	(Zip Code)

FTI Consulting, Inc. Nonstatutory Stock Option Award Agreements for Employment Inducement Awards to

David M. Johnson and Paul Linton

FTI Consulting, Inc. Restricted Stock Agreements for Employment Inducement Awards to David M. Johnson and Paul

Linton

(Full title of the plan)

Steven H. Gunby

President and Chief Executive Officer

FTI Consulting, Inc.

1101 K Street NW

Washington, D.C. 20005

(202) 312-9100

(Name and Address, including Zip Code, and

Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SHARES

This Post-Effective Amendment (this “Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-198311) of FTI Consulting, Inc., a Maryland corporation (the “Company” or the “Registrant”), which was filed with the Securities and Exchange Commission and became effective on August 22, 2014 (the “Registration Statement”), pertaining to the registration of an estimated aggregate of up to 228,858 shares of common stock, par value $0.01 per share (“Common Stock”), of the Registrant, for individual employment inducement awards to David M. Johnson, the Company’s new Chief Financial Officer (“CFO”) and Paul Linton, the Company’s Chief Strategy and Transformation Officer (“CSO”), effective upon commencement of their employment with the Company on August 25, 2014, as follows: (i) up to 26,164 shares of Common Stock to the CFO pursuant to a Nonstatutory Stock Option Award Agreement (the “First CFO Option Inducement Award”); (ii) up to 85,421 shares of Common Stock issuable to the CFO pursuant to a Nonstatutory Stock Option Award Agreement (the “Second CFO Option Inducement Award”); (iii) up to 62,642 shares of Common Stock to the CSO pursuant to a Nonstatutory Stock Option Award Agreement (the “CSO Option Inducement Award”); (iv) up to 8,204 shares of Common Stock to the CFO pursuant to a Restricted Stock Award Agreement (the “First CFO Stock Inducement Award”); (v) up to 26,785 shares of Common Stock to the CFO pursuant to a Restricted Stock Award Agreement (the “Second CFO Stock Inducement Award”); and (vi) up to 19,642 shares of Common Stock to the CSO pursuant to a Restricted Stock Award Agreement (the “CSO Stock Inducement Award”), in each case outside of the FTI Consulting, Inc. 2009 Omnibus Incentive Compensation Plan, as amended and restated as of June 2, 2010, as further amended from time to time (the “2009 Plan”), as a material inducement for the CFO to accept employment with the Company and enter into the Offer of Employment Letter with the Company dated July 10, 2014, and for the CSO to accept employment with the Company and enter into the Offer of Employment Letter with the Company dated July 15, 2014.

In accordance with the undertakings contained in the Registration Statement, the Registrant hereby files this Amendment to deregister an aggregate of 38,290 shares of Common Stock of the Registrant, previously registered as employment inducement awards under the Registration Statement, that were not awarded effective August 25, 2014 based on the closing price of the Company’s Common Stock of $36.75 per share as reported on the New York Stock Exchange for that grant date, as follows: (i) 3,797 shares of Common Stock pursuant to the First CFO Option Inducement Award; (ii) 12,396 shares of Common Stock pursuant to the Second CFO Option Inducement Award; (iii) 9,090 shares of Common Stock pursuant to the CSO Option Inducement Award; (iv) 1,953 shares of Common Stock pursuant to the First CFO Stock Inducement Award; (v) 6,377 shares of Common Stock pursuant to the Second CFO Stock Inducement Award; and (vi) 4,677 shares of Common Stock pursuant to the CSO Stock Inducement Award.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on this 7th day of October, 2014.

FTI CONSULTING, INC.

By:	/S/ STEVEN H. GUNBY *
Steven H. Gunby
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS that Eric B. Miller has been appointed the true and lawful attorney-in-fact and agent of the persons identified below, with full power of substitution and resubstitution, for him or in his name, place and stead, in any and all capacities to sign any and all amendments, supplements or post-effective amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/S/ STEVEN H. GUNBY *	President and Chief Executive Officer and a Director (Principal Executive Officer)	October 7, 2014
Steven H. Gunby

/S/ DAVID M. JOHNSON	Chief Financial Officer (Principal Financial Officer)	October 7, 2014
David M. Johnson

/S/ CATHERINE M. FREEMAN *	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	October 7, 2014
Catherine M. Freeman

/S/ GERARD E. HOLTHAUS *	Director and Chairman of the Board	October 7, 2014
Gerard E. Holthaus

/S/ BRENDA J. BACON *	Director	October 7, 2014
Brenda J. Bacon

	Director	October , 2014
Claudio Costamagna

/S/ JAMES W. CROWNOVER *	Director	October 7, 2014
James W. Crownover

/S/ VERNON ELLIS *	Director	October 7, 2014
Vernon Ellis

/S/ NICHOLAS C. FANANDAKIS *	Director	October 7, 2014
Nicholas C. Fanandakis

/S/ MARC HOLTZMAN *	Director	October 7, 2014
Marc Holtzman

*By:	/S/ ERIC B. MILLER
Eric B. Miller, Attorney-in-Fact

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